EXHIBIT 99.1
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PRESS RELEASE
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Contacts:
Melissa Rabin                             Mary Scholz Barber
CoolSavings, Inc.                         Kupper Parker Communications
(312) 224-5153                            314-290-2013
melissa@coolsavings.com                   mbarber@kupperparker.com


FOR IMMEDIATE RELEASE
---------------------


          COOLSAVINGS REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS


Highlights:

      .     5% revenue growth over prior year quarter

      . CoolSavings Marketing Network expanded to include lead generation solutions

      . Acquisition of TMS provides electronic/paperless coupon solutions and grocery retail relationships

      . 30% year over year increase in revenue per action taken by members


CHICAGO, IL -- MAY 4, 2004 -- CHICAGO, IL - CoolSavings, Inc. (OTC:BB
CSAV), a leading online direct marketing and media company, today reported results for the first quarter ended March 31, 2004. Revenues grew by 5%
for the quarter, as compared to the first quarter of 2003.    The Company
experienced a loss from operations of $0.9 million in the first quarter of 2004 and the first quarter of 2003. The loss in the first quarter of 2004 includes an estimated $0.2 million in expenses over revenues during the quarter related to the TMS acquisition. The loss applicable to common stockholders was $1.5 million, or $0.04 per share, in the first quarter of 2004 compared to a loss of $1.4 million, or $0.04 per share, in the first quarter in 2003.

FIRST QUARTER FINANCIAL HIGHLIGHTS

Net revenues in the first quarter of 2004 were $8.0 million compared to $7.6 million in the same period of 2003, reflecting an increase in revenue per action taken by our members compared to last year. Gross profit in the first quarter was $7.4 million, or 92% of net revenues, compared to $6.8 million, or 90% of net revenues, in the first quarter of the prior year. The Company's total operating expenses in the quarter were $8.2 million compared to $7.7 million in the first quarter of the prior year, reflecting an increase in workforce related expenses of $0.5 million and an increase in online advertising expense of $0.5 million. The increase in online advertising expense occurred despite a decline in the number of new registered members compared to the same period of the prior year. This increase was primarily due to higher online advertising costs driven by increased competition for effective online advertising. The Company's loss from operations was $0.9 million for each of the first quarters of 2004 and 2003. Despite the increase in workforce and advertising expenses, the Company's loss from operations remained constant this quarter compared to the prior year quarter largely due to the growth in revenue.



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


The loss from operations for the first quarter of 2004 included a charge for lease exit costs of $0.1 million, and a credit for stock option compensation expense of $0.1 million. The loss from operations in the first quarter of 2003 included charges for lease exit and asset impairment costs of $0.2 million and $0.1 million, respectively.

At March 31, 2004, the Company had cash and cash equivalents of $6.7 million compared to $7.3 million at December 31, 2003. Accounts receivable, net of allowances for doubtful accounts, were $5.0 million at March 31, 2004 compared to $4.8 million at the end of 2003. At March 31, 2004, CoolSavings' current liabilities totaled $13.3 million compared to $12.4 million at the end of 2003.

INVESTING FOR THE FUTURE

CoolSavings made two significant strategic investments in the first quarter of 2004. On February 6, 2004, CoolSavings purchased the Targeted Marketing Services (TMS) business of Alliance Data Systems. The acquisition provides CoolSavings with new and expanded strategic capabilities in the areas of frequent shopper card data access and paperless coupon solutions to grocery retailers and consumer packaged goods (CPG) manufacturers. As part of the transaction, CoolSavings is maintaining TMS' relationship with The Kroger Co., one of America's largest grocery retailers, to manage its Kroger Plus Internet Coupons electronic customer loyalty program. In the first quarter, CoolSavings experienced early success in renewing contracts with key CPG clients in the Kroger program.

CoolSavings' second investment in the first quarter of 2004 is the introduction of significant, new enhancements to The CoolSavings Marketing Network, a targeted marketing and promotions network. Specifically, CoolSavings incorporated electronic/paperless coupon solutions for grocery retailers and CPG manufacturers, which the Company acquired in the purchase of TMS. The second new service is a cutting-edge lead generation syndication network that offers Web publishers substantial revenue opportunities while providing direct marketers, retailers and CPG manufacturers the opportunity to acquire permission based double opt-in names for their in-house prospecting and CRM efforts. Previously, The CoolSavings Marketing Network offered only printable coupons. The revamped network is in a pre-launch phase and will officially launch in the third quarter of 2004.

"CoolSavings made key investments in the first quarter of 2004 that we believe will support our growth and profitability for the future," said Matthew Moog, President and CEO of CoolSavings, Inc. "We expect that our new electronic grocery solutions and the expansion of the CoolSavings Marketing Network service offering will be instrumental in providing increased distribution and revenue for CoolSavings, along with our clients and partners."

MEMBER ACTIVITY AND CLIENT RETENTION

In the first quarter of 2004, online advertising prices rose dramatically making it more difficult for CoolSavings to buy online media to drive new members to www.coolsavings.com. Despite these difficult market conditions, member registrations increased by 29% in the first quarter of 2004 over the fourth quarter of 2003. Although registrations during the first quarter of 2004 were lower than registration totals for the first quarter of 2003 by 24%, the decrease was more than offset by a 30% year over year increase in revenue per action taken by its members. The Company believes this increase in revenue per action resulted from high quality content from leading brands, improved site management and enhanced usability for CoolSavings members.

CoolSavings maintained strong client retention in the first quarter of 2004, recording an 85% retention rate among its top 100 revenue-producing clients from 2003. Leading brands such as Kraft, Disney and Pepsi were among many prominent companies renewing their relationship with CoolSavings during the first three months of the year.


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


"Despite difficult market conditions in the first quarter, revenue grew 5% over the prior year," said Moog. "In the coming months, we expect to provide new and compelling offers from the nation's top brands to continue to grow our membership and client base and expand our consumer reach."

BUSINESS OUTLOOK

The following statements are based on current expectations, are forward-looking and actual results may differ materially. See "Cautionary Note Regarding Forward-Looking Statements" below.

Looking forward, CoolSavings remains dedicated to its mission to be the leading provider of promotional offers to consumers while effectively connecting marketers to their best customers. The Company will continue to offer a compelling consumer experience on its Web site and across the CoolSavings Marketing Network by delivering valuable promotional offers to consumers from leading national brands. The Company plans to continue to expand the capabilities of the CoolSavings Marketing Network.

CoolSavings currently expects 2004 full year revenue to grow by approximately 20% and operating income to grow by approximately 200% compared to 2003 results. The Company expects first half revenues to be relatively flat compared to 2003, with most of the growth projected to occur during the second half of the current year.

We expect our current liquidity position to meet our anticipated cash needs for working capital and capital expenditures, excluding potential acquisitions that may require large cash outlays, or any accelerated payments that Landmark may require, for the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding our expectations of membership, revenue and expense growth, service capability improvements, the expected impact of strategic investments and other statements regarding the Company's expectations, beliefs, hopes, intentions, or strategies. Where possible, these forward-looking statements have been identified by use of words such as "project," "plans," "target," "forecast," "anticipate," "believe," "will," "expect,"
and similar expressions.     Known and unknown risks, uncertainties and
other factors, both general and specific to the matters discussed in this press release, may cause our actual results and performance to differ materially from the future results and performance expressed in, or implied by, such forward-looking statements. These risks, uncertainties, and other factors include, without limitation, our ability to secure financing to meet our long-term capital needs, our ability to secure long-term contracts with existing advertisers and attract new advertisers, our ability to add new members, our successful introduction of new services and features, our ability to compete successfully against current and future competitors, our ability to protect our patents, trademarks and proprietary rights, our ability to continue to attract, assimilate and retain highly skilled personnel, and our ability to successfully integrate TMS with our existing business. For a discussion of these and other risks, uncertainties and factors which could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements, see "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2003, as filed with the SEC.



We undertake no obligation to update any of the forward-looking statements after the date of this annual report to conform these statements to actual results or otherwise reflect new developments or changed circumstances, unless expressly required by applicable federal securities laws. You should not place undue reliance on such forward-looking statements.




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


                              COOLSAVINGS, INC.
                          STATEMENTS OF OPERATIONS
                                 (Unaudited)
               (in thousands, except share and per share data)



                                             For the Three Months Ended
                                             --------------------------
                                              March 31,       March 31,
                                                2004            2003
                                             ----------      ----------
Revenue:
  e-marketing services. . . . . . . . .      $    7,937      $    7,549
  License royalties . . . . . . . . . .              44              75
                                             ----------      ----------
Net revenues. . . . . . . . . . . . . .           7,981           7,624
Cost of revenues. . . . . . . . . . . .             623             788
                                             ----------      ----------
Gross profit. . . . . . . . . . . . . .           7,358           6,836
                                             ----------      ----------

Operating expenses:
  Sales and marketing . . . . . . . . .           5,393           4,395
  Product development . . . . . . . . .           1,012             754
  General and administrative. . . . . .           1,779           2,227
  Lease exit costs. . . . . . . . . . .              54             235
  Loss on asset impairment. . . . . . .           --                 81
                                             ----------      ----------

Total operating expenses. . . . . . . .           8,238           7,692
                                             ----------      ----------

Loss from operations. . . . . . . . . .            (880)           (856)

Other income (expense):
  Interest and other income . . . . . .               8              19
  Interest expense. . . . . . . . . . .            (124)           (113)
                                             ----------      ----------

Total other income (expense). . . . . .            (116)            (94)
                                             ----------      ----------

Loss before income taxes. . . . . . . .            (996)           (950)
Income taxes. . . . . . . . . . . . . .              (2)          --
                                             ----------      ----------

Net loss. . . . . . . . . . . . . . . .            (998)           (950)

Cumulative dividend on Series B
  Preferred Stock . . . . . . . . . . .            (506)           (468)
                                             ----------      ----------

Loss applicable to common stockholders.      $   (1,504)     $   (1,418)
                                             ==========      ==========

Basic and diluted net loss per share. .      $    (0.04)     $    (0.04)
                                             ==========      ==========

Weighted average shares used in the
  calculation of basic and diluted
  net loss per share. . . . . . . . . .      39,218,799      39,093,660
                                             ==========      ==========







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